MPM HOLDINGS INC.
2016 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan

The Plan is sponsored by MPM Holdings Inc. (“Parent” or “MPM Holdings”) to reward employees of Momentive Performance Materials Inc. and its subsidiaries (collectively “MPM”) for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with achievement of MPM Holdings’ annual goals and objectives.

Plan Year

January 1, 2016 - December 31, 2016

Eligibility for Participation

Participation is based on each employee’s scope of responsibility and contribution within the organization. Each participant is assigned to the MPM Holdings, Formulated Products (Elastomers, Coatings, Sealants and Electronic Materials) & Basics, Additives (Silanes, Urethane Additives and Specialty Fluids), Quartz & Ceramics or Shared Services Plan level.

Plan Performance Measures

The Plan targets are based on three performance criteria: EBITDA, Free Cash Flow and EH&S.

EBITDA– Refers to MPM Holdings disclosed “Segment EBITDA” and is earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and certain other income and expense items as disclosed in MPM Holdings’ annual public filings. Generation of EBITDA is a critical measure used by management, investors and other stakeholders to evaluate MPM's performance. As a result, the participants should be focused and incentivized to manage the business to achieve EBITDA targets.

EBITDA for certain aggregated lines of businesses within the operating Segments, namely Formulated Products & Basics, Additives or Quartz & Ceramics will be calculated on a consistent basis with MPM Holdings’ EBITDA.

Employees participating at the MPM Holdings, Formulated Products & Basics, Additives or Quartz & Ceramics Plan levels have a total of 60 percent of their incentive target based upon the achievement of EBITDA targets.

Cash Flow – Refers to MPM Holdings’ net cash provided by (used in) operating activities (from the MPM Holdings’ annual GAAP public filings) less budgeted capital expenditures. The purpose of this component is to focus on cash generation, cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt and sustain the business. Employees participating at the MPM Holdings, Formulated Products & Basics, Additives or Quartz & Ceramics Plan levels have a total of 30 percent of their incentive target based on the achievement of the Parent Free Cash Flow target.

EH&S – Measures environmental, health and safety results utilizing: 1) Occupational Injury and Illness Rate (“OIIR”) 2) High Risk Activities 3) Environmental Incidents 4) Fires 5) Safety Contacts Training. Each metric will be measured for the Parent. Employees participating have a total of 10 percent based upon the achievement of EH&S goals: Two percent (2.0%) of each participant's incentive target will be based on the achievement of each of the five (5) applicable EH&S goals.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of his or her base salary. Targets and plan assignment levels are determined by the participant’s country/region of employment, and the scope of his or her role and contributions within the organization.

Plan Structure

The following tables depict the structure described above.

Plan Level	Segment EBITDA	EH&S	Free Cash Flow
Additives	10% MPM Holdings 50% Additives	10% MPM Holdings	30% MPM Holdings
Formulated & Basics	10% MPM Holdings 50% Formulated & Basics	10% MPM Holdings	30% MPM Holdings
Quartz & Ceramics	10% MPM Holdings 50% Quartz & Ceramics	10% MPM Holdings	30% MPM Holdings
MPM Holdings	60% MPM Holdings	10% MPM Holdings	30% MPM Holdings

Calculation of Incentive Payments

Payment based on the EBITDA, Free Cash Flow and EH&S measures will be reviewed by the Compensation Committee and range from a minimum (upon achievement of threshold metrics) of 25% of their respective category of incentive opportunities to a maximum of 175% or 200%, based on the extent of applicable performance measure achievement and the participant’s position in the organization.

Calculation of EBITDA performance between the minimum and target and between target and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance for any performance measure.

Each of the performance targets is measured independently such that a payout for achieving one is not dependent upon the achievement of the others.

Basis for Award Payouts

Financial Results – Other than EH&S results, incentive payments will be based on audited and approved financial results. Plan payouts are subject to approval of the Compensation Committee. In addition, any Plan payouts require the prior approval of the Chair of the Audit Committee and the Board if they are to be made before audited financial results have been formally approved and publicly announced.
Limitations – All incentive payments must be self-funded from funds generated at each calculation level (i.e. the performance targets are calculated net of the incentive plan payout accruals). The Board may at any time elect to modify the calculation of the annual targets and the amount and timing of payouts based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year. MPM Holdings has the right to amend or terminate this Plan at any time. Nothing contained in the Plan shall alter the at-will nature of employment for any plan participant nor shall it give any employee the right to continue in the employment of the MPM or affect the right of the MPM to discharge an employee.
Employment Requirement – In order to be eligible to participate in the Plan, an employee must be (i) employed in an incentive-eligible position for at least three consecutive full months during the Plan Year; and (ii) must be actively employed by MPM on the final day of the Plan Year; and (iii) actively employed on the incentive payment date in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is: (i) involuntarily terminated without cause, (ii) terminated due to the participant’s death or disability, or (iii) terminated due to retirement with the participant having reached age 60 and completed at least ten years of service prior to retirement.

Plan Assignment Levels – Any change in a participant’s plan assignment level that is not related to a job transfer, must be approved by an appropriate business or functional Vice President.

Payments – Incentive payments are subject to applicable taxes, garnishment, wage orders and other withholdings. Any payments with respect to this plan will be net of amounts earned by participant under any local statutory or bargained incentive plans.

Proration of Payments – Proration of payments will be made on a whole-month basis. Employee changes on or before the 15th of any month will be applied starting on the 1st of that month. Employee changes after the 15th of any month will be applied starting on the 1st of the following month. A participant's incentive payment will be prorated for any of the following conditions:

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, 2016 to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary: Awards will be calculated on the participant's base salary as of October 1, 2016. Awards to participants whose base rate of pay changes after October 1, 2015 will be prorated.

c.
Job Changes or Transfers: Awards to participants changing jobs or transferring between businesses or regions which result in a change to a different ICP target or incentive plan assignment during the Plan Year will be prorated.

d.
Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the employee will receive a prorated incentive.

The Plan is maintained at the sole discretion of the Parent. Parent retains the right to amend or adapt the design and rules of the Plan at any time. Local laws will prevail where necessary.

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